Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Fourth-Quarter and Full Year 2010 Financial Results

Conference Call to Discuss Results to Be Held Feb. 24, 9:00 a.m. ET

Goshen, Ind.—Feb. 23, 2011—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced financial results for its fourth quarter and full year ended Dec. 25, 2010.

Net sales for the 2010 fourth quarter rose 23% to $54.5 million from $44.5 million in last year’s comparable period. For the full year, net sales reached $220.9 million, up 19% from $186.1 million in 2009.

During 2010 Supreme continued to experience improved demand for all major product lines including truck, bus and armored vehicles. Sales order backlog at Dec. 25, 2010 grew 49% to $102 million from $68 million a year ago, and continues to grow into the first quarter of 2011.

Compared with last year’s fourth quarter, sales in Supreme’s core dry-freight truck and armored vehicle divisions advanced 53% and 31%, respectively. Supreme’s bus division posted a 12% sales decline versus the prior-year period. For the full year 2010, net sales improved for each of Supreme’s primary product lines, with dry-freight trucks, buses and armored vehicles reporting gains of 27%, 5% and 31%, respectively.

The fourth-quarter pre-tax loss from continuing operations was $6.7 million, or $0.47 per share, compared with the $4.6 million pre-tax loss, or $0.32 per share, reported for the year-ago quarter.  For the full year 2010, the pre-tax loss from continuing operations was $8.1 million, or $0.57 per share, compared with the pre-tax loss of $9.5 million, or $0.67 per share, in 2009’s comparable period.

Commenting on the results, newly appointed President and Chief Executive Officer Kim Korth said:  “We are obviously extremely disappointed with our fourth quarter operating results and the overall losses for 2010.  While our sales levels showed continued improvement throughout

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

the year, our operating results were negatively impacted by a number of factors including continued ineffiencies at several of our plants as well as effectively processing our dramatic increase in orders.  We have been doing an intensive review of all aspects of the business and we recently made a series of leadership changes we believe will help us do a much better job of managing our costs and improving profitability going forward.”

To help ensure that Supreme has adequate liquidity during a period of the largest backlog in our history, Supreme has enacted a plan that includes:

• The divestiture of certain idled properties in a more aggressive fashion, which included significant downward adjustments in the market listing prices that resulted in significant impairment of the net carrying values associated with these facilities;

• A recent decision to shut down our Oregon bus facility, which also included significant downward adjustments to the carrying value of various assets.

“We have reviewed in detail all aspects of our business and have clearly identified any costs associated with previous and current restructuring activities,” Korth said.  “With our continued growth in sales and our focus on improving the operational effectiveness of our plants, we are confident we are well positioned to take advantage of the improving economic outlook in 2011.”

As a percentage of sales, Selling, General and Administrative (SG&A) expenses dropped from 13.3% in the fourth quarter of 2009 to 11.7% for the 2010 fourth quarter, and declined from 11.6% in 2009 to 10.5% for the full year. SG&A totaled $6.4 million for the fourth quarter and $23.2 million for the full year, compared with $5.9 million and $21.6 million for the respective 2009 periods. The lower SG&A expenses as a percentage of sales for both periods are associated with a major focus on increasing Supreme’s productivity in this area as well as the benefit received from higher sales volumes, offset by significant increases in group health and legal costs.

Interest expense declined 57% to $0.3 million and 33% to $1.4 million for the fourth quarter and full year, respectively, compared with $0.7 million and $2.1 million for the corresponding periods of 2009. Interest expense benefited from improved bailment chassis management, and reduced debt levels. Total debt declined from $27.3 million at year-end 2009 to $26.6 million at the end of 2010. As a percentage of total assets, debt was 25.0% in 2009 and 26.2% in 2010.

Net cash provided by operating activities during the full year 2010 totaled $1.3 million. Working capital was $13.3 million at Dec. 25, 2010, and the working capital ratio was 1.3 to 1. This compares with $21.5 million of working capital and a working capital ratio of 1.5 to 1 a year earlier. At the end of 2010, stockholders’ equity was $51.9 million, or $3.62 per share compared with $62.6 million, or $4.40 per share, on Dec. 26, 2009.

As of the end of November and December, 2010, Supreme was not in compliance with  its minimum EBITDA and its Tangible Net Worth financial covenants under its senior bank loan agreement which constitute events of default under such agreement.  Supreme is in negotiations with the bank to obtain  a waiver of such events of default and is seeking restructured credit facilities maturing not earlier than the end of 2011.  The bank has not yet made any commitment to restructure any of the credit facilities provided under the credit agreement or waive the events of default, but is currently negotiating the restructuring terms with Supreme. $25.5 million was the current outstanding principal balance at Dec. 25, 2010 under the credit agreement. There are no payment defaults under the credit agreement. There can be no assurances that an agreement will be reached with the bank for the credit facilities to be restructured maturing not earlier than the end of 2011 and waiving the existence of the events of default.

Fourth-quarter gross profit from continuing operations increased 20% to $2.4 million from $2.0 million last year. Gross profit margin as a percentage of net sales was 4.4% for the 2010 fourth quarter and 8.3% for the full year, compared with 4.5% in the fourth quarter and 7.3% in the full year 2009. The full-year gross margin increase was primarily the result of higher unit volumes and the benefits from implemented cost reductions and better efficiencies at most of Supreme’s plants.

Korth concluded: “Coming into 2011, we are focused on improved operational excellence throughout Supreme including cash management, cost reduction, and effective new business launch at the plants.  We plan to continue to leverage the advancement we made in the second half of 2010 and believe we will improve our liquidity and drive those improvements to the bottom line.  We are encouraged by the strengthening of our markets, and we believe we are well positioned to translate these conditions into improved operating results.”

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9:00 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

News releases and other information on Supreme are available on the Internet at:
http://www.SupremeInd.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. Supreme’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

Other than historical facts contained, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, severe interest rate increases and the bank not providing Supreme with an extension of credit and not waiving the events of default. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Kim Korth, 574-642-4888, ext. 346
President and Chief Executive Officer

–FINANCIAL TABLES FOLLOW–

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
	2010	2009	2010	2009

Net sales	$54,485,770	$44,455,428	$220,888,586	$186,074,463
Cost of sales	52,064,501	42,468,529	202,478,129	172,499,498

Gross profit	2,421,269	1,986,899	18,410,457	13,574,965

Operating expenses:
Selling, general and administrative expenses	6,353,485	5,920,945	23,190,389	21,646,519
Impairment of assets held for sale	1,079,807	80,000	1,079,807	80,000
Other (income) expense	1,401,684	(120,465)	885,422	(761,953)

Operating loss	(6,413,707)	(3,893,581)	(6,745,161)	(7,389,601)

Interest expense	266,211	653,849	1,387,506	2,100,518

Loss from continuing operations before income taxes	(6,679,918)	(4,547,430)	(8,132,667)	(9,490,119)

Income tax expense (benefit)	499,625	(1,551,124)	499,625	(3,774,810)
Loss from continuing operations	(7,179,543)	(2,996,306)	(8,632,292)	(5,715,309)

Discontinued operations
Operating loss of discontinued Oregon operations	(556,591)	(175,816)	(1,657,676)	(817,883)
Operating loss of discontinued motorhome operations	(1,048,604)	(1,537,014)	(1,239,113)	(2,209,541)

Net loss	$(8,784,738)	$(4,709,136)	$(11,529,081)	$(8,742,733)

Loss Per Share (LPS):
Loss from continuing operations	$(0.50)	$(0.21)	$(0.61)	$(0.40)
Loss from discontinued operations	(0.11)	(0.12)	(0.20)	(0.22)
Net loss	$(0.61)	$(0.33)	$(0.81)	$(0.62)

Shares used in the computation of LPS:
Basic	14,348,276	14,208,324	14,305,866	14,187,207
Diluted	14,348,276	14,208,324	14,305,866	14,187,207

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	Dec. 25,	Dec. 26,
	2010	2009

Assets
Current assets	$62,109,829	$66,002,138
Property, plant and equipment, net	33,054,891	42,237,084
Other assets	6,372,734	1,181,357

Total assets	$101,537,454	$109,420,579

Liabilities
Current liabilities	$48,833,930	$44,508,269
Long-term debt	770,847	1,115,410
Deferred income taxes	—	1,211,262
Total liabilities	49,604,777	46,834,941
Total stockholders’ equity	51,932,677	62,585,638

Total liabilities and stockholders’ equity	$101,537,454	$109,420,579